UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 3, 2014
JETBLUE AIRWAYS CORPORATION
(Exact name of registrant as specified in its charter)
Delaware
(State or Other Jurisdiction of Incorporation)

000-49728 (Commission File Number)	87-0617894 (I.R.S. Employer Identification No.)
27-01 Queens Plaza North, Long Island City, New York (Address of principal executive offices)	11101 (Zip Code)
(718) 286-7900
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On November 3, 2014, JetBlue Airways Corporation (“JetBlue” or “the Company”) entered into the First Amendment (the “Amendment”) to the Credit and Guaranty Agreement, dated as of April 23, 2013 (the “Existing Credit Facility”, and as amended through the date of the Amendment, the “Amended Credit Facility”), among JetBlue, as borrower, the subsidiaries of JetBlue party thereto from time to time, as guarantors, the lenders party thereto from time to time and Citibank, N.A., as administrative agent (the “Agent”). The Amendment is among JetBlue, the Agent and the lenders party thereto. The Existing Credit Facility originally consisted of a $350 million revolving credit facility. The Amendment modifies the Existing Credit Facility, among other things, (i) to increase the lending commitments by $50,000,000, for total lending commitments of $400,000,000 and (ii) to establish the maturity date for the $400,000,000 in lending commitments as April 30, 2018.
Borrowings under the Amended Credit Facility bear interest at a variable rate equal to the London interbank offering rate, known as LIBOR, plus a margin of 3.0% per annum, or (at JetBlue’s election) another rate based on certain market interest rates, plus a margin of 2.0% per annum.
The obligations of JetBlue under the Amended Credit Facility are secured by liens on certain take-off and landing rights of JetBlue at John F. Kennedy International Airport, Newark Liberty International Airport, LaGuardia Airport and Ronald Reagan Washington National Airport, certain related assets and certain aircraft spare parts (the “Collateral”).
The affirmative and negative covenants included in the Existing Credit Facility continue to be applicable to the Amended Credit Facility, including provisions that restrict the Company’s ability to, among other things, incur additional indebtedness, issue preferred stock or pay dividends. In addition, the Amended Credit Facility continues to require the Company to maintain unrestricted cash and cash equivalents and unused commitments available under all revolving credit facilities (including the Amended Credit Facility) aggregating not less than $550 million and to maintain a minimum ratio of the borrowing base of the Collateral (determined as the sum of a specified percentage of the appraised value of each type of Collateral) to outstanding obligations under the Amended Credit Facility of not less than 1.0 to 1.0. If the Company does not meet the minimum collateral coverage ratio, it must either provide additional Collateral to secure its obligations under the Amended Credit Facility or repay the loans under the Amended Credit Facility by an amount necessary to maintain compliance with the collateral coverage ratio.
The Amended Credit Facility contains events of default customary for similar financings. Upon the occurrence of an event of default, the outstanding obligations under the Amended Credit Facility may be accelerated and become due and payable immediately. In addition, if certain change of control events occur with respect to JetBlue, each lender under the Amended Credit Facility has the right to require the Company to repay any loan that it has made under the Amended Credit Facility.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information described under Item 1.01 above “Entry into a Material Definitive Agreement” is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JETBLUE AIRWAYS CORPORATION

By:/s/ Mark D. Powers
Date: November 5, 2014	Mark D. Powers
Executive Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)